Exhibit 99.1                                            News Release

ATLANTA, September 26, 2014 - The Board of Directors of Acuity Brands, Inc. (NYSE: AYI; "Company") today declared a quarterly dividend of 13 cents per share.  The dividend is payable on November 3, 2014 to shareholders of record on October 17, 2014.

The Company will hold its Annual Meeting of Stockholders at 11:00 a.m. ET on Wednesday, January 7, 2015, in the Ballroom of the Four Seasons Hotel, 75 Fourteenth Street N.E., Atlanta, Georgia.

About Acuity Brands

Acuity Brands, Inc. is a North American market leader and one of the world’s leading providers of lighting solutions for both indoor and outdoor applications. With fiscal year 2013 net sales of over $2 billion, Acuity Brands employs approximately 7,000 associates and is headquartered in Atlanta, Georgia with operations throughout North America, and in Europe and Asia. The Company’s lighting solutions are sold under various brands, including Lithonia Lighting®, Holophane®, Peerless®, Gotham®, Mark Architectural Lighting™, Winona® Lighting, Healthcare Lighting®, Hydrel®, American Electric Lighting®, Carandini®, Antique Street Lamps™, Sunoptics®, Axion™ Controls, Sensor Switch®, Lighting Control & Design™, Synergy® Lighting Controls, Pathway Connectivity™, Dark to Light®, ROAM®, RELOC® Wiring Solutions, acculamp® and eldoLED®.

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Contact(s):

C. Dan Smith
dan.smith@acuitybrands.com, 404.853.1423